Exhibit 99.1

January 26, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK and ONEOK Partners Fourth-quarter and Year-end 2008
Earnings Conference Call and Webcast Scheduled

    TULSA, Okla. – Jan. 26, 2009 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will release their fourth-quarter and year-end earnings after the market closes on Feb. 23, 2009.

    A joint conference call will be held the following day on Feb. 24, 2009, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on ONEOK’s and ONEOK Partners’ Web sites.

    ONEOK’s and ONEOK Partners’ senior management teams will participate in the call and webcast.

    What:    ONEOK, Inc. and ONEOK Partners fourth-quarter and year-end earnings conference call and webcast

    When:    11 a.m. Eastern, Feb. 24, 2009
                         10 a.m. Central

    Where:        1) Phone conference call 866-256-9295, pass code 1327308
             2) Log on to the webcast at www.oneok.com
             3) Log on to the webcast at www.oneokpartners.com

    If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1327308.

ONEOK and ONEOK Partners Fourth-quarter and Year-end 2008
Earnings Conference Call and Webcast Scheduled

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 47.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 47.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com. OKE-FV OKS-FV

###